Exhibit 99.2

MEI Conlux Holdings (US), Inc.
and MEI Conlux
Holdings (Japan), Inc.

Combined Financial Statements
For the quarterly period ended September 30, 2013

MEI Conlux Holdings (US), Inc. and
MEI Conlux Holdings (Japan), Inc.
Combined Balance Sheets
(U.S. dollars in thousands)
(Unaudited)

	September 30, 2013	December 31, 2012
Current assets:
Cash	$30,352	$15,028
Restricted cash and restricted investments	695	2,832
Short-term investments, at fair value	200	155
Accounts receivable (net of allowances of $1,830 and $2,586, respectively)	52,574	58,524
Inventories	52,341	64,531
Deferred tax assets	12,728	13,089
Prepaid expenses and other current assets	8,431	3,659
Total current assets	157,321	157,818

Property, plant and equipment, net	39,906	42,137
Goodwill	93,498	93,181
Intangible assets, net	244,876	270,051
Deferred tax assets	19,321	24,866
Investments, at cost	70	79
Debt issuance costs, net and other assets	9,669	6,328
Total assets	$564,661	$594,460

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable, accrued and other liabilities	$64,845	$81,960
Income tax payable	352	525
Deferred tax liabilities	48	48
Current portion of long-term debt	3,935	191,095
Total current liabilities	69,180	273,628
Deferred tax liabilities	17,744	19,432
Accrued benefit costs and other long-term liabilities	22,831	23,817
Long-term debt	388,484	303,849
Total Liabilities	498,239	620,726

Shareholders’ Equity (Deficit)
MEI Conlux Holdings (US), Inc.:
Common stock, par value $0.01; authorized 1,500,000 shares; issued and outstanding 584,230 shares as of September 30, 2013 and December 31, 2012	6	6
Preferred stock, par value $0.01, 2% cumulative voting; liquidation preference JPY100,000 per share; authorized 60,000 shares; issued and outstanding 0 and 57,595 shares as of September 30, 2013 and December 31, 2012, respectively, to member of combined group and eliminated in combination	-	-
Cumulative B preferred stock, par value $0.01, 25% cumulative voting; convertible; authorized 500,000 shares, issued and outstanding 57,555 shares as of September 30, 2013.	1	-
Additional paid-in capital, net of preferred stock elimination	123,172	65,584
Retained earnings	51,434	43,130
Accumulated other comprehensive gain (loss)	(27,234)	(28,310)
MEI Conlux Holdings (Japan), Inc.:
Common stock, no par value; authorized 20,000,000 shares; issued and outstanding 8,229,877 shares as of September 30, 2013 and December 31, 2012	80,013	80,013
Accumulated deficit	(178,198)	(176,113)
Accumulated other comprehensive gain (loss)	17,228	(10,576)
Total shareholders’ equity (deficit)	66,422	(26,266)
Total liabilities and shareholders’ equity (deficit)	$564,661	$594,460

The accompanying notes are an integral part of the Combined Financial Statements.

MEI Conlux Holdings (US), Inc. and
MEI Conlux Holdings (Japan), Inc.
Combined Statements of Operations
(U.S. dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net Sales	$88,465	$95,363	$281,649	$297,609
Cost of sales (including depreciation of $1,037 and 1,010 and amortization of $1,624 and 1,588, respectively, for the quarter and depreciation of $3,248 and 3,282 and amortization of $4,626 and $4,767, respectively, year to date)	44,129	47,420	143,584	148,384
Gross profit	44,336	47,943	138,065	149,225
Operating expenses:
Selling and marketing	10,848	11,462	34,129	36,245
General and administrative	7,672	9,521	24,457	27,291
Research and development	9,339	9,076	28,845	28,049
Restructuring charges	-	13	-	322
Depreciation and asset disposal	602	738	2,356	2,282
Amortization of intangible assets	4,405	4,829	13,295	14,452
Total operating expenses	32,866	35,639	103,082	108,641
Operating profit	11,470	12,304	34,983	40,584
Interest expense:
Periodic interest payable in cash	3,492	2,869	7,947	9,327
Interest paid in kind and amortization of debt issuance costs and fees	7,491	5,263	17,294	14,898
Total interest expense	10,983	8,132	25,241	24,225
Other income and expense
Interest income	(10)	(3)	(32)	(5)
Foreign exchange (gain) loss on intercompany notes and preferred stock settlement	10,763	2,989	(6,436)	(3,226)
Realized loss on Foreign exchange options	2,992	-	2,992	-
Other (income) expense	168	(1,741)	481	(1,406)
Total other (income) expense	13,913	1,245	(2,994)	(4,637)
Income (loss) before income tax	(13,426)	2,927	12,736	20,996
Income tax provision (benefit)	(3,276)	2,666	6,517	10,522
Net income (loss)	$(10,150)	$261	$6,219	$10,474

Other Comprehensive Income (Loss) Actuarial loss amortization	164	113	459	342
Net change of unrealized gainson available-for-sale securities, net of tax	14	-	44	11
Foreign currency translation gains (losses)	11,021	(3,166)	28,377	1,972
Total other Comprehensive Income (Loss)	11,199	(3,053)	28,880	2,325
Comprehensive Income (Loss)	$1,049	$(2,792)	$35,099	$12,799

The accompanying notes are an integral part of the Combined Financial Statements.

MEI Conlux Holdings (US), Inc. and
MEI Conlux Holdings (Japan), Inc.
Combined Statements of Shareholders’ Deficit
(U.S. dollars in thousands)
(Unaudited)

	Number of shares US Holdco	Number of shares Japan Holdco	Number of shares US Holdco	Common Stock	Additional Paid-in Capital (APIC)	Cumulative B Preferred Stock & APIC	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit

Balance at December 31, 2011	584,230	8,229,877	-	$80,063	$65,501	$ -	$(150,890)	$(56,328)	$(61,654)
Net income	-	-	-	-	-	-	17,907	-	17,907
Stock-based compensation expense	-	-	-	(44)	83	-	-	-	39
Other comprehensive loss, net of taxes:						-
Change in unrealized loss on AFS securities, net of tax of $(3)	-	-	-	-	-	-	-	(3)	(3)
Change in foreign currency translation gain, net of tax of $(953)	-	-	-	-	-	-	-	20,406	20,406
Change in accumulated actuarial loss, net of tax of $299	-	-	-	-	-	-	-	(2,961)	(2,961)
Balance at December 31, 2012	584,230	8,229,877	-	$80,019	$65,584	$ -	$(132,983)	$(38,886)	$(26,266)
Net income	-	-	-	-	-	-	6,219	-	6,219
Stock-based compensation expense	-	-	-	-	34	-	-	-	34
Cumulative B Preferred Stock Issuance			57,555	-		57,555			57,555
Other comprehensive loss, net of taxes:
Change in unrealized gain on AFS securities, net of tax of $(25)	-	-	-	-	-		-	44	44
Change in foreign currency translation gain, net of tax of $345	-	-	-	-	-		-	28,377	28,377
Change in accumulated actuarial gain, net of tax of $0	-	-	-	-	-		-	459	459
Balance at September 30, 2013	584,230	8,229,877	57,555	$80,019	$65,618	$57,555	$(126,764)	$(10,006)	$66,422

The accompanying notes are an integral part of the Combined Financial Statements.

MEI Conlux Holdings (US), Inc. and
MEI Conlux Holdings (Japan), Inc.
Combined Statements of Cash Flows
(U.S. dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities
Net income (loss)	$6,219	$10,474
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and asset disposal	5,604	5,566
Amortization of intangible assets	17,921	19,219
Interest paid in kind and capitalized as long-term debt	6,381	8,809
Amortization of debt issuance costs	7,951	4,338
Amortization of debt discount for value of warrants	2,995	1,741
Stock-based compensation expense	34	25
Bad debt expense	(447)	126
Inventory obsolescence expense	751	21
Foreign exchange (gain) loss recognized	(6,435)	(3,226)
Changes in deferred income taxes	4,356	8,560
Other	461	349
Changes in operating assets and liabilities:
Accounts receivable	3,728	391
Inventories	11,280	(20,143)
Prepaid expenses and other current assets	(2,724)	(57)
Accounts payable, accrued and other liabilities	(13,039)	2,439
Income tax payable	(2,110)	(107)
Other operating assets and liabilities	(658)	(1,170)
Net cash provided by operating activities	42,268	37,355
Cash flows from investing activities
Purchases of property, plant and equipment	(5,523)	(4,167)
Payments for capitalized software	(649)	(645)
Change in restricted cash and restricted investments	2,044	(376)
Cost of foreign exchange options	(2,992)	-
Proceeds from sales of investments or assets	28	-
Net cash provided by (used in) investing activities	(7,092)	(5,188)
Cash flows from financing activities
New loan proceeds	392,385	-
Repayment of term loan	(137,689)	(31,432)
Repayment of Mezz debt	(216,998)	-
Net repayment of revolving credit loan	(42,696)	(13,822)
Payments of debt re-negotiation expenses	(2,781)	(1,719)
Debt issuance costs	(9,114)	-
Net cash used in financing activities	(16,893)	(46,973)
Effect on cash of changes in foreign currency exchange rates	(2,959)	(1,317)
Net increase (decrease) in cash	15,324	(16,123)
Cash at beginning of the year	15,028	31,038
Cash at end of the year	$30,352	$14,915

Supplemental cash items
Interest paid	$56,962	$7,265
Income taxes paid	$4,218	$2,079

Non-cash Financing activities
Debt for equity exchange (see footnote 8)	$57,555	$—

The accompanying notes are an integral part of the Combined Financial Statements.

MEI CONLUX HOLDINGS (US), INC. AND MEI CONLUX HOLDINGS (JAPAN), INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation
The ownership of the MEI Conlux Holdings (US), Inc. (“US Holdco”) and MEI Conlux Holdings (Japan), Inc. (“Japan Holdco”), collectively (the “Business”), is not a structure that has a common parent company. However, the same shareholders hold the common stock of each unit in the same proportionate amounts. The combined financial statements reflect results of operations, financial positions and cash flows for these common ownership interests.
The combined financial statements of US Holdco and Japan Holdco are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting and reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim period presented. These interim condensed combined financial statements should be read in conjunction with the combined financial statements and notes to financial statements in the Business’s audited annual report for the year ended December 31, 2012.
The combined financial statements include all subsidiary companies (all of which are wholly-owned) of the two holding companies. All intercompany balances, transactions and investments have been eliminated. The shareholder interest for each of the holding companies is reflected in the combined financial statements because there is not a common parent company.

2.	Accounting Pronouncements Not Yet Adopted
In July 2013, the Financial Accounting Standard Board ("FASB") issued amended guidance on the presentation of certain unrecognized tax benefits (“UTBs”) in the financial statements. The amendments require the netting of UTBs against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax positions. UTBs will be netted against all available same-jurisdiction loss or other tax carryforwards that would be utilized, rather than only against carryforwards created by the UTBs. The amendments require prospective adoption but allow optional retrospective adoption (for all periods presented). The amendments are effective for fiscal years and interim periods within those years beginning after December 15, 2013. The Business is currently evaluating the impact that the amended guidance will have on its condensed consolidated balance sheets when adopted.

In February 2013, FASB issued amended guidance on the reclassifications out of accumulated other comprehensive income. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments are effective for fiscal years beginning after December 15, 2013. The amendments should be applied prospectively and early adoption is permitted. The Business does not expect the amended guidance to have a material impact on its consolidated financial position, results of operations, cash flows and disclosures when adopted.

3.	Cash, Restricted Cash and Restricted Investments
Cash at September 30, 2013 and December 31, 2012 includes $4.4 million and $4.6 million, respectively, of currency on hand utilized for developing and testing the unattended electronic payment systems.
The restricted cash and restricted investments include $0.4 million of deposits in escrow accounts to appeal a patent lawsuit as of December 31, 2012, which was released in Q1 of 2013; and $0.7 million and $0.8 million of guarantees relating to rental and customs contracts as of September 30, 2013 and December 31, 2012, respectively. In addition, this account includes $1.6 million proceeds from sale of investment at December 31, 2012 which is restricted by debt lenders according to the terms and conditions of old debt covenants. With the debt refinancing (see footnote 11 for more information) in August 2013, the escrow account is closed.

4.	Fair Value Measurement
ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

MEI CONLUX HOLDINGS (US), INC. AND MEI CONLUX HOLDINGS (JAPAN), INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

Basis of Fair Value Measurement

Level 1 – inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.
Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

An asset or a liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.
Assets recorded at fair value on a recurring basis in the combined balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Financial instruments recorded at fair value at September 30, 2013 and December 31, 2012 were as follows:
As of September 30, 2013

	Level 1	Level II	Level III	Total
	(Dollars in thousands)
Assets:
Term deposit investments	$—	$176	$—	$176
Short-term investments	200	-	—	200
Total assets	$200	$176	$—	$376
As of December 31, 2012

	Level 1	Level II	Level III	Total
	(Dollars in thousands)
Assets:
Term deposit investments	$—	$174	$—	$174
Short-term investments	155	-	—	155
Total assets	$155	$174	$—	$329
The Business’ Level 1 financial instruments are valued using quoted prices in active markets for identical instruments. The Business’ Level 2 financial instruments are valued using other observable market inputs for comparable instruments. There was no transfer of investments among the three levels of categories.

5.	Inventories
Inventories consist of the following:

	September 30	December 31,
	2013	2012
	(Dollars in thousands)
Raw materials	$38,614	$49,766
Work in process	409	531
Finished goods	13,318	14,234
	$52,341	$64,531

MEI CONLUX HOLDINGS (US), INC. AND MEI CONLUX HOLDINGS (JAPAN), INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

6.	Property, Plant and Equipment
Property, plant and equipment consist of the following:

	September 30	December 31,
	2013	2012
	(Dollars in thousands)
Land and improvements	$9,561	$10,768
Building and improvements	12,122	13,189
Furniture and fixtures	4,046	4,754
Machinery and equipment	46,061	52,679
Computer hardware	11,070	11,160
Construction in process	8,275	5,733
	91,135	98,283
Less: Accumulated depreciation	(51,229)	(56,146)
	$39,906	$42,137

7.	Goodwill and Intangible Assets
The following is a summary of the components of goodwill as of September 30, 2013 and December 31, 2012, respectively:

	September 30, 2013	December 31, 2012
	(Dollars in thousands)
Goodwill, net of accumulated impairment losses of $53,626, beginning of the year	$93,181	$91,298
Currency translation adjustment	317	1,883
Goodwill, net of accumulated impairment losses of $53,626, end of the year	$93,498	$93,181

Intangible assets consist of the following:

	September 30, 2013			December 31, 2012
	Cost	Accumulated Amortization and Impairment	Net Book Value	Cost	Accumulated Amortization and Impairment	Net Book Value
(Dollars in thousands)
Tradenames and trademarks	$133,533	$24,603	$108,930	$137,230	$27,389	$109,841
Customer relationships	253,664	123,572	130,092	266,367	116,470	149,897
Developed technology	48,098	43,800	4,298	49,760	40,662	9,098
Capitalized software and other	7,048	5,492	1,556	6,724	5,509	1,215
	$442,343	$197,467	$244,876	$460,081	$190,030	$270,051
For the nine months periods ended September 30, 2013 and 2012, the Business incurred $0.3 million and $0.1million of computer software amortization expense, respectively.

8.	Related Party Transactions
As part of the debt refinance, certain Mezzanine debt lenders, and also the current shareholders of the Business, exchanged their Mezzanine debt for cumulative B preferred stock (“Cumulative B”) issued by US Holdco. As a result, $57.6 million of principal and interest of Mezzanine debt were transferred to US Holdco, and in exchange, 57,555 shares of Cumulative B were issued to the Mezzanine debt lenders who participated in the deal. The Cumulative B were issued at $1,000 per share, with $0.01 par value, 25% preferred dividend compounded quarterly.
In the event of Crane sale (see footnote 14 for more information), all issued and outstanding shares of Cumulative B, together with any accrued but unpaid dividends thereon, will convert immediately prior to such Crane sale, without the payment of additional consideration by the holder thereof, into 130,330 fully paid and nonassessable shares of Common Stock of US Holdco.
Certain investors provide advisory services to the Business under a management services agreement. Upon approval by the Board of Directors, management fees may be paid to these investors for services provided (see footnote 14 for final payments information).

MEI CONLUX HOLDINGS (US), INC. AND MEI CONLUX HOLDINGS (JAPAN), INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

9.	Accounts Payable, Accrued and Other Liabilities
Accounts payable, accrued and other liabilities consist of the following:

	September 30, December 31,
	2013	2012
	(Dollars in thousands)
Accounts payable	$28,518	$37,267
Accrued compensation and benefits	8,651	18,605
Accrued trade promotions	1,775	4,333
Accrued warranty reserves	10,605	10,893
Other accrued liabilities	15,296	10,862
	$64,845	$81,960

10.	Retirement and Related Benefit Plans

Defined Benefit Pension Plans

The Business provides defined benefit pension plans (the “Plan”) for its employees in Switzerland and Japan. The Plan costs are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
(Dollars in thousands)
Service cost	$686	$688	$2,018	$2,063
Interest cost on projected benefit obligation	251	309	752	928
Expected return on plan assets	(351)	(368)	(1,059)	(1,104)
Actuarial loss amortized	144	130	445	389
Total pension expenses	$730	$759	$2,156	2,276

The Business expects to contribute approximately $3.1 million to its defined benefit plans, of which $2.2 million has been contributed during the first nine months of 2013. The Business contributed $3.3 million to its defined benefit plans in 2012. Cash contributions for subsequent years will depend on a number of factors, including the impact of changes in minimum funding requirements, long-term interest rates, the investment performance of plan assets and changes in employee census data affecting the Business projected benefit obligations.

 Defined Contribution Retirement Plans

The Business has a retirement plan in the United States that qualifies under Section 401(k) of the Internal Revenue Code, and a number of retirement plans in international locations. Participating U.S. employees may contribute up to 75% of their pretax salary, but not more than statutory limits. The Business contributes one dollar for each dollar a participant contributes in this plan, with a maximum contribution of 6% of a participant’s earnings following the participant’s completion of twelve months of employment. Participants are fully vested in all personal contributions and matching contributions made by the Business. Matching contributions were $1.0 million and $0.9 million for the nine month periods ended September 30, 2013 and 2012 and $0.3 million for each of the three month periods ended September 30, 2013 and 2012, respectively.

In addition, the Business contributes an amount equivalent to 6% of the participant’s earnings to the Profit-sharing Plan following the participant’s completion of twelve months of employment. Participants are subject to 3 years cliff vesting for the amounts contributed by the Business to the Profit-sharing Plan, which were $1.0 million and $0.9 million for the nine month periods ended September 30, 2013 and 2012 and $0.3 million for each of the three month periods ended September 30, 2013 and 2012, respectively. All contributions are invested proportionate to each participant’s voluntary contributions in the investment options provided under the plan.

MEI UK contributed $0.4 million to its retirement saving plan for each of the nine month periods ended September 30, 2013 and 2012, respectively.

MEI CONLUX HOLDINGS (US), INC. AND MEI CONLUX HOLDINGS (JAPAN), INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

Government Mandated Pension Schemes

The Business’ recorded costs for government mandated pension schemes were $0.3 million and $0.1 million for the nine months period ended September 30, 2013 and 2012, respectively.

11.	Long-term Debt
Long-term debt consists of the following:

	September 30 December 31,
	2013	2012
	(Dollars in thousands)
Senior Facilities Agreement
Term debt, denominated in Japanese Yen, with interest rate of 1.809% at December 31, 2012	$—	$58,397
Term debt, denominated in US Dollars, with interest at September 30, 2013 and December 31, 2012 of 5.000% and 1.810%, respectively, net of unamortized debt discount of $2,581 at September 30, 2013	392,419	86,348
Revolving credit debt, denominated in Japanese Yen, with weighted average interest rate of 1.819% at December 31, 2012	-	27,850
Revolving credit debt, denominated in US Dollars, with weighted average interest rate at September 30, 2013 and December 31, 2012 of 5.000% and 1.751%, respectively	-	18,500
Mezzanine Facility Agreement
Mezzanine debt, denominated in Japanese Yen, with interest at December 31, 2012 of 6.418%, net of unamortized debt discount of $3,218	-	237,337
Mezzanine debt interest capitalized, denominated in Japanese Yen, with interest rate of 2.000%	-	66,512
	392,419	494,944
Current portion of long-term debt	3,935	191,095
Long-term debt	$388,484	$303,849

On August 22, 2013, a new credit agreement (“Agreement”) was executed. Under the Agreement, the lenders extend credit to the Business in the form of (i) term loans in an initial aggregate principal amount of $395 million with maturity date on August 21, 2020 and (ii) a revolving credit facility in an initial aggregate principal amount of $60 million with maturity date on August 22, 2018.
The proceeds of the term loans, together with the Mezzanine exchange and certain cash available on the balance sheet of the Business, was used to refinance all indebtedness outstanding under the old credit agreements and to pay transaction expenses. The new loans were issued at discount, and as a result $2.6 million of debt discount were recorded and will be amortized through the remaining terms of the debt using effective interest method. There is no revolver borrowing as of September 30, 2013
Principal for the new term debt is required to be repaid on the last business day of each March, June, September and December, commencing with the last business day of December, 2013, an aggregate amount equal to 0.25% of the aggregate principal amount of all term loans outstanding.

Interest for the new term debt and revolver is based on LIBOR (“London Interbank Offered Rate”) for a selected interest period plus a 4% margin. There is a commitment fee payable quarterly in arrear related to the new revolving credit debt. This fee is equal to 0.5% per annum of the unused portions of the revolving credit debt commitments during that quarter, and thereafter, the percentages per annum will be 0.5% or 0.375% based upon certain leverage ratio. This fee is de minimis for the quarter ended September 30, 2013.
Fees to the lenders and other costs, primarily professional fees, approximating $9.1 million were incurred for arranging and finalizing these debt agreements on August 22, 2013. These fees are being amortized over the lives of the debt agreements. Amortization of these fees was approximately $0.3 million for the quarter ended September 30, 2013. Other fees related to administration of these agreements are incurred annually.
Substantially all of the assets of the Business are pledged as collateral under the new loan agreements. Each company has granted joint and several guarantees of all obligations and performance under these debt agreements whereby each is liable for the whole of all the obligations.

MEI CONLUX HOLDINGS (US), INC. AND MEI CONLUX HOLDINGS (JAPAN), INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

12.	Income Taxes
Effective Tax Rate

The Business’ effective tax rates attributable to income from continuing operations are as follows:

	2013	2012
Three months ended September 30	24.40%%	91.08%
Nine months ended September 30	51.17%	50.11%

The Business’ effective tax rates attributable to income from continuing operations for the three months ended September 30, 2013 is lower than the prior year’s comparable period primarily due to the Business expensing the Japanese withholding taxes incurred as a result of the refinancing of the Business debt on August 22, 2013. In addition, Japan Business had a valuation allowance in 2012 and therefore, not realizing a tax benefit on the losses incurred for 2012.

The Business’s effective tax rate attributable to continuing operations for the nine months ended September 30, 2013 is higher than the US statutory rate of 35% and the Japan statutory rate of 37.76% primarily due to the business expensing the Japanese withholding taxes incurred as a result of the refinancing of the business debt on August 22, 2013.

The Business’s effective tax rate attributable to continuing operations for the three months ended September 30, 2013 is lower than the US statutory rate of 35% and the Japan statutory rate of 37.76% is a result of the expensing the Japanese withholding taxes incurred as a result of the refinancing of the Business on August 22, 2013 and the Business being in a loss position for the three months ended.

Unrecognized Tax Benefits

During the three and nine months ended September 30, 2013, the Business’ gross unrecognized tax benefits decreased by $0 and $0.3 million respectively, primarily as a result of tax positions taken in both the current and prior periods. During the three and nine months ended September 30, 2013, the total amount of unrecognized tax benefits that, if recognized, would affect the Business’ effective tax rate decreased by $0 and $0.3 million respectively.

The Business recognizes interest and penalties related to unrecognized tax benefits as a component of its income tax expense. As at September 30, 2013 and December 31, 2012, the Business had recorded $0.3 and $0.3 million, respectively of accrued interest and penalty expense related to unrecognized tax benefits in its condensed consolidated balance sheet.

Income Tax Examinations

The Business' income tax returns are subject to examination by U.S. Federal, U.S. state and local, and non-U.S. tax authorities. The Business is subject to income tax examinations by tax authorities since inception on June 19, 2006.

13.	Warranties
The Business sells certain products to customers that include a limited warranty for the performance of its products. Liability under such warranties is often limited by the time frame from one to seven years depending on the related product family that the sold product belongs to. A claim must be asserted within the warranties period. The Business records a liability for warranty obligations at the date the related products are sold and makes modifications to those recorded liabilities as circumstances arise indicating modifications are necessary.
A reconciliation of the warranty liabilities follows:

	September 30 December 31,
	2013	2012

Warranty liabilities, beginning balance	$10,893	$10,005
Warranty expense	4,708	5,400
Settlement of warranty claims	(5,069)	(4,579)
Foreign currency translation (gain) loss	73	67
Warranty liabilities, ending balance	$10,605	$10,893

MEI CONLUX HOLDINGS (US), INC. AND MEI CONLUX HOLDINGS (JAPAN), INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

14.	Subsequent Event
On December 11, 2013, Crane Co. closed the acquisition of the Business in the amount of $804 million on a cash free and debt free basis. In addition, $9.0 million management fee and advisory fee were paid to Bain Capital MEI (H.K.) Limited, APM Co., Ltd. and Cayman Capital Management, the shareholders of the Business before the acquisition on the closing date.